EXHIBIT 10.10

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT ("Agreement"), dated September 1, 1998 is made by and between T.J. RILEY & ASSOCIATES, ("Consultant") and Electric City Corp., a Delaware corporation ("Company").

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consultant and Company do hereby agree as follows:


Section 1.        Services.

         The Company hereby retains Consultant and its employee Thomas J. Riley to provide, on a non-exclusive basis, marketing consulting assistance in developing contracts with private and public sector organizations to which Company has not previously sold its energy management system, including the EnergyMiser or for which Company requests Consultant's services. Consultant hereby agrees to perform such services, to devote its knowledge and skill to the best interests of the Company in the performance thereof, and upon reasonable notice from the Company to make itself available at all reasonable times during normal business hours for consultation with the officers and directors of the Company with respect thereto. Consultant will work with the Company's executives to develop strategies, arrange meetings, review proposals, provide feedback, and assist in contract negotiations requested by the Company. Consultant and Company will identify potential clients and mutually agree to list them on a report, "Target Client Report", submitted monthly to Company by Consultant. Company shall have ten (10) business days from receipt of the Target Client Report to provide any change(s) to the submitted list.


Section 2.        Term.

         The term of this Agreement shall commence as of the date hereof and shall remain in effect to and including August 31, 1999, unless earlier terminated as hereinafter provided in Section B.


Section 3.        Compensation.

         3.1      Sales Commission

         For the services to be rendered by Consult and until the expiration or earlier termination of this Agreement, Company shall pay Consultant as provided below for sales to Purchasers introduced and directly attributable to Consultant as reflected on the Target Client Report.

         (a) If ten (10) or less machines are sold to a Purchaser then Company shall pay Consultant five percent (5%) of the gross Sales.

         (b) If more than ten (10) machines are sold to a Purchaser then Company shall pay Consultant two percent (2%) of the gross sales.


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                   i.      Fifty percent (50%) of the amount due will be paid in
                           cash within seven (7) days of the Company receiving payment from the Purchaser referred by Consultant.

                  ii. Fifty percent (50%) of the amount due will be paid in Electric City Corp. common stock, which will be issued at a price based on the average selling price per share for the thirty (30) day trading period prior to receipt of payment from the Purchaser.

         (c) For purposes of this Agreement, "gross sales" shall mean the sum of all amounts actually invoiced and received by the Company for its product from a Purchaser.

         (d) Consultant shall receive a monthly draw of $2,000.00 that will be applied against any and all commissions due and owing by the Company to the Consultant. In the event this Agreement is terminated for any reason whatsoever, Consultant will reimburse Company for any draw amount outstanding which will not be offset by earned commissions during six (6) months following the date of termination of the Agreement. Said amount shall be paid by the Consultant to the Company in equal installments not to exceed one year from the date of termination unless otherwise agreed to in writing by the Company.

         3.2      Additional Compensation

         The Company will issue a warrant to purchase 100,000 shares of its common stock at a strike or exercise price per share of the average between the high and the low or if none, the close of the last trading day, or the date of issuance, if prior to the termination of this Agreement, Consultant procures a single contract with one customer which exceeds $10,000,000 in gross sales. The Warrant shall be issued on the first date of shipment in fulfilling said contract.

Section 4.        Expenses.

         Other than the $2,000.00 a month draw set forth in Section 3.2(d), and during the term of this Agreement, Consultant shall be responsible for its own out-of pocket expenses incurred by it or any of its employees, agents or representatives in performing the Services, except as expressly approved in advance and in writing by Company.


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Section 5.        Independent Contractor.

         Consultant shall be and is an independent contractor and nothing herein shall be construed to create an agency relationship or a relationship of employer and employee between the Company and Consultant or any of the employees, agents or representatives of Consultant. Consultant shall have no authority, executive or otherwise, to bind the Company.


Section 6.        Competition During Period of Engagement.

         Consultant agrees that during the term of this Agreement and for a period of six (6) months thereafter, it will not provide marketing or other services on behalf of any other entity which is offering the same or similar type of product for which it is representing Company pursuant to this Agreement.


Section 7.        Assignment.

         In view of the nature of the services to be performed by Consultant under this Agreement, Consultant shall not have the right to assign or transfer any of the rights or benefits hereunder, nor shall they be subject to voluntary or involuntary alienation without the written permission of the Company.


Section 8.        Termination.

         This Agreement may be terminated by either party at any time by written notice of termination given to the other party at least thirty (30) days in advance of the termination date stated in such notice. Following termination of this Agreement, Company agrees to pay Sales Commission (Section 3.1) and Additional Compensation (Section 3.2) which are due or owing to Consultant based on contracts entered into prior to the termination date hereof.

         Further, Company agrees to pay Sales Commission and Additional Compensation to Consultant on contracts entered into within six (6) months following termination hereof for Purchases listed by mutual agreement on the Target Client Report. The parties agree that no Sales Commission or Additional Compensation shall be due or owing to Consultant for contracts entered into within the six (6) months following termination hereof which are not on the "Target Client Report" or are not Purchasers.


Section 9.        General Provisions.

         9.1      Notice.

         Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger or by overnight delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below.

                  If to the Consultant:

                          T.J. RILEY & ASSOCIATES
                          800 South Wells Street
                          Suite 1706
                          Chicago, Illinois 50607
                          Attention: Mr. Thomas J. Riley
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                  If to the Company:

                          Electric City Corp.
                          1280 Landmeir Road
                          Elk Grove Village, Illinois 60607
                          Attention: Mr. Joseph Marino


9.2      Governing Law.

         This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Illinois.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first set forth above,


                                     T.J. RILEY & ASSOCIATES

                                     By: ______________________________________

                                     Its: _____________________________________

                                     ELECTRIC CITY CORP.

                                     By: ______________________________________

                                     Its: _____________________________________